Free Writing Prospectus pursuant to Rule 433 dated March 27, 2026 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS – Opportunities in Commodities GS Finance Corp.

Auto-Callable Dual Directional Trigger PLUS Based on the Price of the iShares® Bitcoin Trust ETF due May 3, 2028

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated March 27, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS		Payment on the Call Payment Date*
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.

If your securities are automatically called on the call observation date (i.e., on the call observation date the closing price of the underlying ETF is equal to or greater than the initial ETF price), the cash payment that we would deliver for each $1,000 principal amount of your securities on the call payment date would be $1,333.00. If, for example, the closing price of the underlying ETF on the call observation date was determined to be 150.00% of the initial ETF price, your securities would be automatically called and the cash payment that we would deliver on your securities on the call payment date would be 133.30% of the principal amount of your securities or $1,333.00 for each $1,000 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying ETF.

*assumes the amount payable on the call payment date if the securities are automatically called will be equal to $1,333.00.

Underlying ETF:	iShares® Bitcoin Trust ETF (current Bloomberg symbol: “IBIT UQ Equity”)
Pricing date:	expected to price on or about April 16, 2026
Original issue date:	expected to be April 21, 2026
Call observation date:	expected to be April 23, 2027
Call payment date:	expected to be April 28, 2027
Valuation date:	expected to be April 28, 2028
Stated maturity date:	expected to be May 3, 2028
Automatic call feature:

if, as measured on the call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to at least $1,333.00 (set on the pricing date). No payments will be made after the call payment date.

		Hypothetical Payment Amount At Maturity
		The Securities Have Not Been Automatically Called
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final ETF price is greater than the initial ETF price, the sum of (i) $1,000 plus (ii) the leveraged upside payment;
•
if the final ETF price is equal to or less than the initial ETF price but greater than or equal to the downside threshold price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the absolute ETF return; or
•
if the final ETF price is less than the downside threshold price, the product of (i) $1,000 times (ii) the ETF performance factor
		Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
		200.000%	250.000%
		150.000%	175.000%
		125.000%	137.500%
		110.000%	115.000%
		105.000%	107.500%
		100.000%	100.000%
		95.000%	105.000%
		85.000%	115.000%
Leveraged upside payment:	$1,000 × leverage factor × ETF percent change	75.000%	125.000%
		74.999%	74.999%
Leverage factor:	150.00%	60.000%	60.000%
ETF percent change:	(final ETF price - initial ETF price) / initial ETF price	50.000%	50.000%
Absolute ETF return:	the absolute value of the ETF percent change. For example, a -5% ETF percent change will result in a +5% absolute ETF return.	30.000%	30.000%
Initial ETF price:	$ , which is the closing price of the underlying ETF on the pricing date	25.000%	25.000%
Final ETF price:	the closing price of the underlying ETF on the valuation date	0.000%	0.000%
Downside threshold price:	75.00% of the initial ETF price
ETF performance factor:	final ETF price / initial ETF price
CUSIP / ISIN:	40058YU67 / US40058YU677
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the price of the iShares® Bitcoin Trust ETF. The securities may be automatically called on the call observation date.

Your securities will be automatically called if the closing price of the underlying ETF on the call observation date is greater than or equal to the initial ETF price, resulting in a payment on the call payment date equal to at least $1,333.00 (set on the pricing date). No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final ETF price is greater than the initial ETF price, the return on your securities will be positive and equal to the product of the leverage factor multiplied by the ETF percent change; (ii) if the final ETF price is equal to or less than the initial ETF price but greater than or equal to the downside threshold price, you will receive the principal amount of your securities plus a return reflecting the absolute value of the ETF percent change (e.g., if the ETF percent change is -5%, your return will be +5%); or (iii) if the final ETF price is less than the downside threshold price, you will receive a payment at maturity based on the ETF performance factor.

The securities are for investors who seek a return of at least 33.30% if their securities are automatically called or the potential to earn 150.00% of any positive return of the underlying ETF or seek a positive return for moderate decreases in the underlying ETF if their securities are not automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the underlying ETF seeks to reflect generally the performance of the price of bitcoin and therefore the securities involve significant risks in investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so.

By purchasing the securities, you are deemed to represent to Goldman Sachs that you are not subject to the laws of any non-U.S. jurisdiction prohibiting the purchase or ownership of securities of this type.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated March 27, 2026
●
General terms supplement no. 17,745 dated January 20, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount You Will Receive on the Call Payment Date Will Be Capped
▪
Your Securities Are Subject to Automatic Redemption
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The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Price of the Underlying ETF at Any Time Other Than on the Call Observation Date or the Valuation Date, as the Case May Be
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
We May Accelerate Your Securities at Our Option If the Underlying ETF Is Delisted or Withdrawn and There Is No Successor Underlying ETF
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF
▪
Investing in the Securities Is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected
▪
You Will Have Limited Anti-Dilution Protection
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

Risks Related to Conflicts of Interest

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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities
▪
Other Investors May Not Have the Same Interests as You

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

Additional Risks Related to the Underlying ETF

▪
The Price of the Shares of the Underlying ETF Relates Directly to the Value of the Bitcoin Held by the Underlying ETF and Fluctuations in the Price of Bitcoin Could Materially Adversely Affect an Investment in the Underlying ETF’s Shares
▪
The Policies of the Underlying ETF’s Investment Advisor Could Affect the Amount Payable on Your Securities and Their Market Value
▪
Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underlying ETF, There Is No Affiliation Between the Underlying ETF Investment Advisor and Us
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Custody Risks
▪
The Underlying ETF Has a Limited Operating History
▪
The Underlying ETF Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
Investing in Securities Linked to the Underlying ETF Is Not the Same as Investing Directly in Bitcoin
▪
The Method By Which the Underlying ETF Calculates the Value of Bitcoin, Including the CME CF Bitcoin Reference Rate, Could Have an Adverse Effect on the Value of the Underlying ETF; The CME CF Bitcoin Reference Rate Has a Limited Operating History
▪
Termination or Liquidation of the Underlying ETF Could Adversely Affect the Value of the Securities
▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities
▪
Even Though Cryptocurrencies Trade Around-The-Clock, Your Securities Will Not

Risks Related to Tax

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Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

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The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.